LETTER OF INTENT
FOR EXCLUSIVE MARKETING LICENSE

[May 31, 2000]

To: Jie "Jay" Brownridge
      Jerymy Brownridge
      Michael Gau
      William Patryluk

(the "Brownridge Group")

 Dear Sirs/Mesdames:

1. Proposed Arrangement. This letter of intent (the "Letter") sets out the essential elements of the proposal that representatives of CECSI ("we" or "CECSI") have discussed with the Brownridge Group ("you" or "the Brownridge Group"). This proposal concerns an arrangement to promote the utilization of certain unique clean energy technology in the People's Republic of China (the "PRC") on substantially the terms and conditions set out below.

2. By way of background:

    CECSI owns the exclusive worldwide right and license to design, engineer, manufacture, market, distribute, lease and sell burner products using the PBC Technology (being a novel blade combustion geometry which utilizes pulse blade combustion for which certain letters patent have been issued or applied for), and to sublicense and otherwise commercially exploit the PBC Technology; and
    CECSI has agreed to grant to the Brownridge Group the exclusive right and sub--licence to promote, market, and attempt to enter into a business relationship with PRC entities for the installation of burner units, utilizing the PBC Technology, for use in coal--fired power situations in the PRC.
    the members of the Brownridge Group have represented to CECSI that Jie and Jerymy Brownridge have a personal relationship with certain key officials in the PRC which they are willing and able to use to promote commitment towards the use of the CECSI burner units in a substantial number of the PRC's coal burning power plants.

3. CECSI hereby grants to the Brownridge Group the exclusive, right and sub--licence to carry out the development activities in the PRC, and will enter into a definitive licence agreement after the Brownridge Group has negotiated the terms of a joint venture or other business relationship, with the China Rail Ministry or other authorized and empowered officials of the PRC (the "PRC Officials") once the trial coal burner(s) are successfully installed and a minimum order for 5 (five) subsequent burners of similar size is placed.  The following terms form part of the right and sub-license::

    each of the members of the Brownridge Group will devote the necessary time, energy and use of personal relationships to establish effective business relationships with PRC Officials which will enable the Brownridge Group to promote the use of CECSI powdered coal burner units utilizing the PBC Technology (the "CECSI Units") in coal fired facilities in the PRC;
    having successfully promoted the use of the CECSI Units in the PRC, the Brownridge Group will place purchase orders with CECSI exclusively to supply the needs of ceratin of the PRC coal fired power plants; and
    the Brownridge Group may also enter into a similar licensing agreement to promote other applications of CECSI's PBC Technology in the PR or other Asian nations.

During the term of this Letter and any subsequent agreement between the parties, the Brownridge Group, in return for having an exclusive sub--license from CECSI in the PRC, agrees to promote and market only CECSI's technology, and no other competing technology or product. CECSI also states that they do not have and will not enter into other agreements for distributions or agency of CECSI's PBC coal-burning technology in the PRC as of the date of this letter.  The PRC is deemed to include Hong Kong and Macau.

4. On CECSI receiving purchase orders from the Brownridge Group, the parties will negotiate an appropriate price and /or fee for the CECSI Units to be supplied, using the current reference point of $20,000.00 US dollars per 12 (twelve) million BTU burner.  After CECSI has such orders, they will devote resources to design, build, test and support the successful installation of the ordered CECSI Units.  Both parties acknowledge that time is of the essence, and will therefore, conduct such activities within a reasonable time.

5. After the successful completion of the development of the manufacturing process, the parties will negotiate a license agreement for the manufacture and/or supply of the CECSI Units by the Brownridge Group in the PRC, for supply throughout the PRC. At that time, licensing rights might also be extended to other parts of Asia.

6. No rights, licenses or authority of any kind with respect to the PBC Technology are granted or deemed granted to the Brownridge Group other than as expressly set out in this Letter. Without limiting the foregoing, the Brownridge Group has no right whatsoever to commit CECSI to enter into any binding legal obligations without the prior express written consent of CECSI.

7. The members of the Brownridge Group will all execute a Confidentiality Agreement immediately after signing this Letter and in the form accompanying this Letter.

8. The Brownrdige Group will not disclose any confidential information concerning the CECSI Unites or the PBC Technology (the "Confidential Information") to any person except to those specific persons to whom knowledge of the Confidential Information is reasonably necessary to enable the Brownridge Group to pursue its licenced activities in accordance with the Letter, and unless:

(a) such person has executed a Confidentially Agreement substantially in the form attached, or

(b) the Brownridge Group has taken other steps acceptable to CECSI, acting reasonably, to ensure that such person will maintain the confidentiality of the Confidential Information during the term of this Letter or subsequent agreement or for the period after termination or expiry of this Letter or subsequent agreement during which time such information has not yet entered the public domain.

9. The Brownridge Group will keep watch to detect any possible unauthorized disclosure or use of the Confidential Information and will immediately notify CECSI of any such possible and unauthorized disclosures or uses.

10. Each member of the Brownridge Group will indemnify and hold CECSI harmless from and against any of the following: any and all claims, injuries, liabilities, costs and expenses including claims for consequential damages and/or lost profits, resulting from any use or representation of the Units that is contrary to use or performance of such Unites as prescribed by CECSI.  CECSI will, however, bear all above responsibility for defective Units or products and services as installed, expressly authorized or represented by CECSI and any or all of its employees.

 11. If CECSI, either has not received from the Brownridge Group, or acting reasonably, has not committed to participate in an order for the supply of two hundred and fifty (250) CECSI Units presented to the Brownridge Group, in the six (6) month period immediately following the successful installation of the first burner, then  CECSI may, at its option, terminate the exclusive sub--license granted in this Letter at any time after the end of such period. Otherwise the intention is that this l sub--license will continue until the negotiation of a definitive licence agreement has been concluded or abandoned.  This clause will not be applicable should CECSI not be able to supply the specified units or if the installation is stalled due to extended mechanical or engineering limitations.

 12. Except as required by applicable law or stock exchange rules, neither CECSI nor the Brownridge Group may release any information about the arrangements contemplated by this Letter to the public or its own employees without the prior consent of the other party.

 13. CECSI and the Brownridge Group will each be responsible for paying their own expenses in connection with the proposed arrangement, whether or not it is completed, including the fees and expenses of each party's professional advisors.

14. Except for this paragraph and paragraphs 3, 4, 5, 7, 8, 9 and 10, which are intended to be binding on CECSI and each member of the Brownridge Group, this Letter is not intended to create any legal obligation whatsoever on CECSI or the Brownridge Group including, without limitation an obligation to bargain in good faith or in any way other than at arm's length. CECSI and the Brownridge Group will continue negotiations with a view to preparing and concluding a definitive license when the circumstances for the license come about.  Further, upon signing this letter, CECSI will supply necessary documentation to support and expedite the Brownridge Group's efforts. Documents will include of letters patent and all rights claims on PBC Technology as well as pertinent brochures and corporate information that shall necessarily be translated into Chinese (the cost of such translation to be borne by the Brownridge Group) in order to assist the Brownridge Group in marketing/deployment efforts.

15. If this Letter correctly states your understanding of the points we have discussed, please sign and return the enclosed duplicate of this Letter as well as the attached Confidentiality Agreement.

Yours truly,

CLEAN ENERGY COMBUSTION SYSTEMS INC.

Per: /s/ John P. Thuot
 John P. Thuot

Accepted this 30th day of August , 2000.

BROWNRIDGE GROUP, consisting of:

/s/ Jie "Jay" Brownridge
Jie "Jay" Brownridge

 /s/ Jerymy Brownridge
Jerymy Brownridge

 /s/ Michael Gau
 Michael Gau

 /s/ William Patryluk
 William Patryluk